Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

Cumberland Pharmaceuticals Inc.
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value, reserved for issuance pursuant to the Amended and Restated 2007 Long-Term Incentive Compensation Plan, as amended	Rule 457(h)	750,000	$1.68	$1,260,000	0.00011020	$138.85
Total Offering Amounts							$138.85
Total Fee Offsets							$—
Net Fee Due							$138.85

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional securities as may be issuable under the Registrant’s Amended and Restated 2007 Long-Term Incentive Compensation Plan, as amended, by reason of any stock splits, stock dividends, recapitalizations or similar transactions.
(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on the average of the high and low prices of the Registrant’s common stock on the NASDAQ Global Select Market on May 12, 2023.